Exhibit 99.1

Contacts:	For Media:	John Calagna
MetLife
(212) 578-6252

	For Investors:	John Hall
MetLife
(212) 578-7888

METLIFE ANNOUNCES SECOND QUARTER 2017 RESULTS

Net income of $838 million, or $0.77 per share

Operating earnings* of $1.4 billion, or $1.30 per share

NEW YORK, Aug. 2, 2017 – MetLife, Inc. (NYSE: MET) today announced the following results for the second quarter of 2017:

Second Quarter Results

On a GAAP basis, MetLife reported second quarter 2017 net income of $838 million, compared to net income of $64 million in the second quarter of 2016. On a per share basis, net income was $0.77, compared to net income of $0.06 in the prior-year period.

Net income includes $284 million, after tax, in net derivative losses reflecting changes in foreign currencies, equity markets and interest rates, compared to $1.4 billion, after tax, in net derivative losses in the second quarter of 2016. MetLife uses derivatives as part of its broader asset-liability management strategy to hedge certain risks, such as movements in interest rates and foreign currencies. This hedging activity often generates derivative gains or losses and creates fluctuations in net income because the risk being hedged may not have the same GAAP accounting treatment.

Excluding asymmetrical and non-economic accounting impacts of derivatives, investments and other adjustments, second quarter 2017 net income was $1.0 billion.

MetLife reported operating earnings of $1.4 billion, up 52 percent from the second quarter of 2016, and 54 percent on a constant currency basis*. On a per share basis, operating earnings were $1.30, up 57 percent from the prior-year quarter.

“We continue to make progress on the transformation of MetLife, delivering strong results globally, including in Group Benefits, Asia, EMEA and Latin America,” said Steven A. Kandarian, chairman, president and CEO, MetLife, Inc. “In addition, the Brighthouse Financial spin-off is expected to be completed on August 4 and we remain on track with our plan to return approximately $4.5 billion to shareholders this year in dividends and share repurchases.”

Supplemental slides related to the company’s derivative losses for the second quarter of 2017, titled “2Q17 Supplemental Slides,” are available on the MetLife Investor Relations website at www.metlife.com in the Conferences & Presentations section, and in the Form 8-K furnished by MetLife to the U.S. Securities and Exchange Commission (SEC) in connection with this earnings news release.

Second quarter 2017 operating earnings included the following notable items:

•	other expense-related items consisting of corporate real estate lease impairments in Corporate & Other and costs related to the separation of Brighthouse Financial, which decreased operating earnings by $58 million, or $0.05 per share, after tax

•	expenses associated with the company’s previously announced unit cost initiative in Corporate & Other, which decreased operating earnings by $22 million, or $0.02 per share, after tax

•	favorable tax adjustments in Corporate & Other, which increased operating earnings by $27 million, or $0.02 per share, after tax

•	a favorable refinement to a previously established reinsurance receivable in Australia, which increased operating earnings by $12 million, or $0.01 per share, after tax; this is a partial recovery of a notable item previously disclosed in the second quarter of 2016

SECOND QUARTER 2017 NOTABLE ITEMS1

	For the Three Months Ended June 30, 2017 Unaudited (In millions)
Notable Items	U.S.			Asia	Latin America	EMEA	MetLife Holdings	Corporate & Other	Brighthouse Financial	Total
	Group Benefits	Retirement and Income Solutions	Property & Casualty
Other expense-related items								(36)	(22)	(58)
Expense initiative costs								(22)		(22)
Tax adjustments								27		27
Actuarial assumption review and other insurance adjustments				12			(40)		40	12

Total notable items	—	—	—	$12	—	—	$(40)	$(31)	$18	$(41)

[1]	Notable Items reflect the unexpected impact of events that affect the company’s results, but that were unknown and that the company could not anticipate when it devised its Business Plan. Notable Items also include certain items regardless of the extent anticipated in the Business Plan, such as 2017 expense initiative costs, to help investors have a better understanding of company results and to evaluate and forecast those results. Notable Items can affect the company’s results either positively or negatively.

Operating earnings in the U.S. segment increased 13 percent over the prior-year period. Operating earnings in Asia increased 20 percent, and 21 percent on a constant currency basis. Operating earnings in Latin America increased 12 percent, and 14 percent on a constant currency basis. Operating earnings in Europe, the Middle East and Africa (EMEA) increased 13 percent, and 24 percent on a constant currency basis. Operating earnings in MetLife Holdings increased to $235 million from a loss of $33 million in the second quarter of 2016. Operating earnings in Brighthouse Financial decreased 5 percent.

Premiums, fees & other revenues were $12.6 billion, up 4 percent over the second quarter of 2016. Operating premiums, fees & other revenues* were $12.5 billion, up 4 percent on both a reported and constant currency basis over the prior-year period.

SECOND QUARTER 2017 SUMMARY

(In millions, except per share data)	Three months ended June 30
	2017	2016	Change
Premiums, fees & other revenues	$12,619	$12,190	4%
Net investment income	4,959	4,887	1%
Net investment gains (losses)	104	266	(61)%
Net derivative gains (losses)	(437)	(2,099)	79%

Total revenues	$17,245	$15,244	13%

Total operating revenues	$17,387	$16,955	3%
Operating premiums, fees & other revenues	$12,503	$12,074	4%

Net income	$838	$64
Net income per share	$0.77	$0.06

Operating earnings	$1,407	$924	52%
Operating earnings per share	$1.30	$0.83	57%

Book value per share	$63.37	$70.18	(10)%
Book value per share, excluding accumulated other comprehensive income (AOCI) other than foreign currency translation adjustments (FCTA)	$51.03	$53.20	(4)%
Book value per share – tangible common stockholders’ equity	$42.00	$43.98	(5)%

Return on equity (ROE)	5.0%	0.3%
ROE, excluding AOCI other than FCTA	6.2%	0.4%
Tangible ROE	7.6%	0.6%
Operating ROE, excluding AOCI other than FCTA	10.3%	6.3%
Operating tangible ROE	12.6%	7.7%

Book value, excluding AOCI other than FCTA*, was $51.03 per share, down 4 percent from $53.20 at June 30, 2016.

MetLife’s second quarter 2017 operating ROE, excluding AOCI other than FCTA, was 10.3 percent, and the company’s operating tangible ROE* was 12.6 percent.

*	Information regarding the non-GAAP and other financial measures included in this news release and the reconciliation of the non-GAAP financial measures to GAAP measures is provided in the Non-GAAP and Other Financial Disclosures discussion below, as well as in the tables that accompany this news release and/or the Second Quarter 2017 Financial Supplement (which is available on the MetLife Investor Relations website at www.metlife.com).

BUSINESS DISCUSSIONS

All comparisons of the results for the second quarter of 2017 in the business discussions that follow are with the second quarter of 2016, unless otherwise noted.

U.S.

Total operating earnings for the U.S. were $499 million, up 13 percent, driven by favorable underwriting and volume growth, partially offset by lower investment margins. Operating return on allocated equity was 19.5 percent, and operating return on allocated tangible equity was 22.7 percent. Operating premiums, fees & other revenues were $6.3 billion, up 13 percent. Excluding pension risk transfers, operating premiums, fees & other revenues were up 2 percent.

Group Benefits

Operating earnings for Group Benefits were $203 million, up 10 percent, driven by strong non-medical health underwriting and volume growth. Operating premiums, fees & other revenues were $4.2 billion, up 3 percent, driven by higher sales. Sales were up 30 percent year to date, driven by growth across all products.

Retirement and Income Solutions

Operating earnings for Retirement and Income Solutions were $268 million, up 3 percent, due to a reserve adjustment in the prior-year period. Excluding all notable items, operating earnings were down 5 percent, due to lower investment margins. Operating premiums, fees & other revenues were $1.2 billion, driven by two large pension risk transfer transactions. Excluding pension risk transfers, operating premiums, fees & other revenues were down 1 percent.

Property & Casualty

Operating earnings for Property & Casualty were $28 million, compared to a $2 million operating loss in the second quarter of 2016. This result was due to improved auto underwriting, partially offset by non-catastrophe weather losses in homeowners. Operating premiums, fees & other revenues were $887 million, up 1 percent primarily as a result of auto rate increases. Property & Casualty sales were up 1 percent.

ASIA

Operating earnings for Asia were $310 million, up 20 percent, and 21 percent on a constant currency basis, driven by volume growth and the previously mentioned reinsurance recovery in Australia, partially offset by an expected increase in expenses. Excluding all notables from both periods, operating earnings were down 5 percent, and 4 percent on a constant currency basis. Operating return on allocated equity was 9.9 percent, and operating return on allocated tangible equity was 15.8 percent.

Operating premiums, fees & other revenues in Asia were $2.0 billion, down 1 percent, but up 1 percent on a constant currency basis. Total sales for the region were down 4 percent on a constant currency basis, reflecting the continued impact of management’s actions to improve value in targeted markets, including Japan. Japan sales were down 5 percent, as the shift to foreign currency whole life continued, with sales of foreign currency whole life up 43 percent. Accident & health sales in Japan were down 9 percent. Emerging market sales were up 21 percent, driven by growth in China.

LATIN AMERICA

Operating earnings for Latin America were $154 million, up 12 percent, and 14 percent on a constant currency basis, due to volume growth, lower taxes and higher investment margins. Operating return on allocated equity was 21.0 percent, and operating return on allocated tangible equity was 36.2 percent.

Operating premiums, fees & other revenues were $928 million, up 2 percent on both a reported and on a constant currency basis. This growth reflects the non-renewal of a low-margin large group contract in the second quarter of 2017. Excluding this non-renewal, premiums, fees & other revenues were up 8 percent. Total sales for the region were down 28 percent on a constant currency basis, due to a large employee benefit sale in Mexico in the prior-year period. Excluding this prior-year employee benefit sale, sales were up 3 percent.

EMEA

Operating earnings for EMEA were $72 million, up 13 percent, and 24 percent on a constant currency basis, driven by favorable expense margins and underwriting. Operating return on allocated equity was 9.0 percent, and operating return on allocated tangible equity was 14.7 percent.

Operating premiums, fees & other revenues were $625 million, down 1 percent, but up 3 percent on a constant currency basis, driven by growth in Turkey and employee benefits in the United Kingdom. Total sales for the region decreased 5 percent on a constant currency basis, mainly due to lower sales from both competitive pressures in the Gulf as well as the recently exited Wealth Management business in the United Kingdom.

METLIFE HOLDINGS

Operating earnings for MetLife Holdings were $235 million compared to a $33 million operating loss in the second quarter of 2016. The second quarter 2016 loss was due to a $304 million negative impact primarily from separation-related items and other insurance adjustments. Operating earnings in the second quarter of 2017 include a $40 million negative impact from separation-related activities that was completely offset in Brighthouse Financial. Excluding notable items for both periods, operating earnings were up 1 percent.

Operating return on allocated equity was 8.4 percent, and operating return on allocated tangible equity was 9.4 percent. Operating premiums, fees & other revenues were $1.4 billion, down 17 percent, mostly due to the sale of the MetLife Premier Client Group, which included its affiliated broker-dealer unit.

CORPORATE & OTHER

Corporate & Other had an operating loss of $146 million, compared to an operating loss of $243 million in the second quarter of 2016, driven by a lower effective tax rate and favorable investment margins. Corporate & Other includes the previously mentioned notable items related to taxes, corporate real estate lease impairments and the company’s unit cost initiative.

BRIGHTHOUSE FINANCIAL

Brighthouse Financial reported operating earnings of $283 million, down 5 percent. The decrease is primarily due to lower universal life with secondary guarantees (ULSG) earnings after the model change in the second quarter of 2016, lower investment income and the impact of higher expenses related to the build-out of Brighthouse on a stand-alone basis. These are partially offset by the net favorable impact of notable items in the current period as compared to the prior-year period, primarily from separation-related activities.

Operating premiums, fees & other revenues were $1.3 billion, compared to $1.5 billion in the second quarter of 2016. Overall annuity sales were down 8 percent, and life sales were down 64 percent, mostly resulting from lower sales from the former MetLife Premier Client Group. Sales of the company’s index-linked annuity product, Shield Level SelectorSM, remained strong in the second quarter of 2017 at $570 million, up 28 percent year over year, bringing 2017 year-to-date sales to more than $1 billion.

INVESTMENTS

As reported on an operating basis, net investment income was $4.9 billion, essentially unchanged from the prior-year period. Variable investment income was $279 million ($181 million, after tax and DAC), as compared to $285 million ($186 million, after tax and DAC) in the second quarter of 2016, primarily due to lower prepayments, offset by stronger private equity performance.

Changes in foreign currencies and equity markets drove derivative net losses of $385 million, after tax, partially offset by changes in interest rates. Derivative net losses in the second quarter of 2016 were $1.5 billion, after tax.

Conference Call

MetLife will hold its second quarter 2017 earnings conference call and audio webcast on Thursday, Aug. 3, 2017, from 8-9 a.m. (EDT). The conference call will be available live via telephone and the internet. To listen via telephone, dial 800-288-8975 (U.S.) or 612-288-0337 (outside the U.S.). To listen to the conference call via the internet, visit www.metlife.com through a link on the Investor Relations page. Those who want to listen to the call via telephone or the internet should dial in or go to the website at least 15 minutes prior to the call to register, and/or download and install any necessary audio software.

The conference call will be available for replay via telephone and the internet beginning at 10 a.m. (EDT) on Thursday, Aug. 3, 2017, until Thursday, Aug. 10, 2017, at 11:59 p.m. (EDT). To listen to a replay of the conference call via telephone, dial 800-475-6701 (U.S.) or 320-365-3844 (outside the U.S.). The access code for the replay is 407067. To access the replay of the conference call over the internet, visit the above-mentioned website.

About MetLife

MetLife, Inc. (NYSE: MET), through its subsidiaries and affiliates (“MetLife”), is one of the largest life insurance companies in the world. Founded in 1868, MetLife is a global provider of life insurance, annuities, employee benefits and asset management. Serving approximately 100 million customers, MetLife has operations in nearly 50 countries and holds leading market positions in the United States, Japan, Latin America, Asia, Europe and the Middle East. For more information, visit www.metlife.com.

Non-GAAP and Other Financial Disclosures

Any references in this news release (except in this section and the tables that accompany this release) to:		should be read as, respectively:

(i)	net income (loss);	(i)	net income (loss) available to MetLife, Inc.’s common shareholders;

(ii)	net income (loss) per share;	(ii)	net income (loss) available to MetLife, Inc.’s common shareholders per diluted common share;

(iii)	operating earnings;	(iii)	operating earnings available to common shareholders;

(iv)	operating earnings per share;	(iv)	operating earnings available to common shareholders per diluted common share;

(v)	book value per share;	(v)	book value per common share;

(vi)	book value per share, excluding AOCI other than FCTA;	(vi)	book value per common share, excluding AOCI other than FCTA;

(vii)	book value per share-tangible common stockholders’ equity;	(vii)	book value per common share-tangible common stockholders’ equity;

(viii)	premiums, fees and other revenues;	(viii)	premiums, fees and other revenues (operating);

(ix)	return on equity;	(ix)	return on MetLife, Inc.’s common stockholders’ equity;

(x)	return on equity, excluding AOCI other than FCTA;	(x)	return on MetLife, Inc.’s common stockholders’ equity, excluding AOCI, other than FCTA;

(xi)	operating return on equity, excluding AOCI other than FCTA;	(xi)	operating return on MetLife, Inc.’s common stockholders’ equity, excluding AOCI other than FCTA;

(xii)	tangible return on equity; and	(xii)	return on MetLife, Inc.’s tangible common stockholders’ equity; and

(xiii)	operating tangible return on equity.	(xiii)	operating return on MetLife, Inc.’s tangible common stockholders’ equity.

In this news release, MetLife presents certain measures of its performance that are not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). MetLife believes that these non-GAAP financial measures enhance the understanding of MetLife’s performance by highlighting the results of operations and the underlying profitability drivers of the business. The following non-GAAP financial measures should not be viewed as substitutes for the most directly comparable financial measures calculated in accordance with GAAP:

Non-GAAP financial measures:		Comparable GAAP financial measures:

(i)	operating revenues;	(i)	revenues;

(ii)	operating expenses;	(ii)	expenses;

(iii)	operating premiums, fees and other revenues;	(iii)	premiums, fees and other revenues;

(iv)	operating earnings;	(iv)	income (loss) from continuing operations, net of income tax;

(v)	operating earnings available to common shareholders;	(v)	net income (loss) available to MetLife, Inc.’s common shareholders;

(vi)	operating earnings available to common shareholders on a constant currency basis;	(vi)	net income (loss) available to MetLife, Inc.’s common shareholders;

(vii)	operating earnings available to common shareholders, adjusted for total notable items;	(vii)	net income (loss) available to MetLife, Inc.’s common shareholders;

(viii)	operating earnings available to common shareholders, adjusted for total notable items, on a constant currency basis;	(viii)	net income (loss) available to MetLife, Inc.’s common shareholders;

(ix)	net income (loss) available to MetLife, Inc.’s common shareholders, excluding asymmetrical and non-economic accounting;	(ix)	net income (loss) available to MetLife, Inc.’s common shareholders;

(x)	operating earnings available to common shareholders per diluted common share;	(x)	net income (loss) available to MetLife, Inc.’s common shareholders per diluted common share;

(xi)	operating earnings available to common shareholders, adjusted for total notable items per diluted common share;	(xi)	net income (loss) available to MetLife, Inc.’s common shareholders per diluted common share;

(xii)	operating earnings available to common shareholders, adjusted for total notable items, on a constant currency basis per diluted common share;	(xii)	net income (loss) available to MetLife, Inc.’s common shareholders per diluted common share;

(xiii)	operating return on equity;	(xiii)	return on equity;

(xiv)	operating return on equity, excluding AOCI other than FCTA;	(xiv)	return on equity;

(xv)	operating tangible ROE;	(xv)	return on equity;

(xvi)	investment portfolio gains (losses);	(xvi)	net investment gains (losses);

(xvii)	derivative gains (losses);	(xvii)	net derivative gains (losses);

(xviii)	MetLife, Inc.’s tangible common stockholders’ equity;	(xviii)	MetLife, Inc.’s stockholders’ equity;

(xix)	MetLife, Inc.’s tangible common stockholders’ equity, adjusted for total notable items;	(xix)	MetLife, Inc.’s stockholders’ equity;

(xx)	MetLife, Inc.’s common stockholders’ equity, excluding AOCI other than FCTA;	(xx)	MetLife, Inc.’s stockholders’ equity;

(xxi)	MetLife, Inc.’s common stockholders’ equity, excluding AOCI other than FCTA, adjusted for total notable items; and	(xxi)	MetLife, Inc.’s stockholders’ equity; and

(xxii)	free cash flow of all holding companies.	(xxii)	MetLife, Inc.’s net cash provided by (used in) operating activities.

Reconciliations of these non-GAAP measures to the most directly comparable GAAP measures are included in this earnings news release and in this period’s quarterly financial supplement, which is available at www.metlife.com.

MetLife’s definitions of the various non-GAAP and other financial measures discussed in this news release may differ from those used by other companies:

Operating earnings and related measures

•	operating earnings;

•	operating earnings available to common shareholders;

•	operating earnings available to common shareholders on a constant currency basis;

•	operating earnings available to common shareholders, adjusted for total notable items;

•	operating earnings available to common shareholders, adjusted for total notable items, on a constant currency basis;

•	operating earnings available to common shareholders per diluted common share;

•	operating earnings available to common shareholders, adjusted for total notable items per diluted common share; and

•	operating earnings available to common shareholders, adjusted for total notable items, on a constant currency basis per diluted common share;

These measures are used by management to evaluate performance and allocate resources. Consistent with GAAP guidance for segment reporting, operating earnings is also MetLife’s GAAP measure of segment performance. Operating earnings and other financial measures based on operating earnings are also the measures by which MetLife senior management’s and many other employees’ performance is evaluated for the purposes of determining their compensation under applicable compensation plans. Operating earnings and other financial measures based on operating earnings allow analysis of our performance relative to our business plan and facilitate comparisons to industry results.

Operating earnings is defined as operating revenues less operating expenses, both net of income tax. Operating earnings available to common shareholders is defined as operating earnings less preferred stock dividends.

Operating revenues and operating expenses

These financial measures, along with the related operating premiums, fees and other revenues, focus on our primary businesses principally by excluding the impact of market volatility, which could distort trends, and revenues and costs related to non-core products and divested businesses and certain entities required to be consolidated under GAAP. Also, these measures exclude results of discontinued operations and other businesses that have been or will be sold or exited by MetLife and are referred to as divested businesses. In addition, for the year-to-date period ended June 30, 2016, operating revenues and operating expenses exclude the financial impact of converting MetLife’s Japan operations to calendar-year end reporting without retrospective application of this change to prior periods and is referred to as lag elimination. Operating revenues also excludes net investment gains (losses) (NIGL) and net derivative gains (losses) (NDGL). Operating expenses also excludes goodwill impairments.

The following additional adjustments are made to revenues, in the line items indicated, in calculating operating revenues:

•	Universal life and investment-type product policy fees excludes the amortization of unearned revenue related to NIGL and NDGL and certain variable annuity guaranteed minimum income benefits (GMIB) fees (GMIB fees);

•

Net investment income: (i) includes earned income on derivatives and amortization of premium on derivatives that are hedges of investments or that are used to replicate certain investments but do not qualify for hedge accounting treatment, (ii) excludes post-tax operating earnings adjustments relating to insurance joint ventures accounted for under the equity method, (iii) excludes certain amounts related to contractholder-directed unit-linked investments, and (iv) excludes certain amounts related to securitization entities that are variable interest entities (VIEs) consolidated under GAAP; and

•	Other revenues are adjusted for settlements of foreign currency earnings hedges.

The following additional adjustments are made to expenses, in the line items indicated, in calculating operating expenses:

•	Policyholder benefits and claims and policyholder dividends excludes: (i) changes in the policyholder dividend obligation related to NIGL and NDGL, (ii) inflation-indexed benefit adjustments associated with contracts backed by inflation-indexed investments and amounts associated with periodic crediting rate adjustments based on the total return of a contractually referenced pool of assets and other pass through adjustments, (iii) benefits and hedging costs related to GMIBs (GMIB costs), and (iv) market value adjustments associated with surrenders or terminations of contracts (Market value adjustments);

•	Interest credited to policyholder account balances includes adjustments for earned income on derivatives and amortization of premium on derivatives that are hedges of policyholder account balances but do not qualify for hedge accounting treatment and excludes amounts related to net investment income earned on contractholder-directed unit-linked investments;

•	Amortization of DAC and value of business acquired (VOBA) excludes amounts related to: (i) NIGL and NDGL, (ii) GMIB fees and GMIB costs and (iii) Market value adjustments;

•	Amortization of negative VOBA excludes amounts related to Market value adjustments;

•	Interest expense on debt excludes certain amounts related to securitization entities that are VIEs consolidated under GAAP; and

•	Other operating expenses excludes costs related to: (i) noncontrolling interests, (ii) implementation of new insurance regulatory requirements, and (iii) acquisition, integration and other costs.

Operating earnings also excludes the recognition of certain contingent assets and liabilities that could not be recognized at acquisition or adjusted for during the measurement period under GAAP business combination accounting guidance.

The tax impact of the adjustments mentioned above are calculated net of the U.S. or foreign statutory tax rate, which could differ from the company’s effective tax rate. Additionally, the provision for income tax (expense) benefit also includes the impact related to the timing of certain tax credits, as well as certain tax reforms.

Investment portfolio gains (losses) and derivative gains (losses)

These are measures of investment and hedging activity. Investment portfolio gains (losses) principally excludes amounts that are reported within net investment gains (losses) but do not relate to the performance of the investment portfolio, such as gains (losses) on sales and divestitures of businesses or goodwill impairment. Derivative gains (losses) principally excludes earned income on derivatives and amortization of premium on derivatives, where such derivatives are either hedges of investments or are used to replicate certain investments, and where such derivatives do not qualify for hedge accounting. This earned income and amortization of premium is reported within operating earnings and not within derivative gains (losses).

Return on equity, allocated equity, tangible equity and related measures

•	MetLife, Inc.’s common stockholders’ equity, excluding AOCI other than FCTA: MetLife, Inc.’s common stockholders’ equity, excluding the net unrealized investment gains (losses) and defined benefit plans adjustment components of AOCI, net of income tax.

•	MetLife, Inc.’s common stockholders’ equity, excluding AOCI other than FCTA, adjusted for total notable items.

•	Operating return on MetLife, Inc.’s common stockholders’ equity, excluding AOCI other than FCTA: operating earnings available to common shareholders divided by MetLife, Inc.’s average common stockholders’ equity, excluding AOCI other than FCTA.

•	Operating return on MetLife, Inc.’s common stockholders’ equity: operating earnings available to common shareholders divided by MetLife, Inc.’s average common stockholders’ equity.

•	Return on MetLife, Inc.’s common stockholders’ equity, excluding AOCI other than FCTA: net income (loss) available to MetLife, Inc.’s common shareholders divided by MetLife, Inc.’s average common stockholders’ equity, excluding AOCI other than FCTA.

•	Return on MetLife, Inc.’s common stockholders’ equity: net income (loss) available to MetLife, Inc.’s common shareholders divided by MetLife, Inc.’s average common stockholders’ equity.

•	Allocated equity: portion of MetLife, Inc.’s common stockholders’ equity that management allocates to each of its segments and sub-segments based on local capital requirements and economic capital. Economic capital is an internally developed risk capital model, the purpose of which is to measure the risk in the business and to provide a basis upon which capital is deployed. MetLife management periodically reviews this model to ensure that it remains consistent with emerging industry practice standards and the local capital requirements; allocated equity may be adjusted if warranted by such review. Allocated equity excludes the impact of AOCI other than FCTA.

•	Operating return on allocated equity: operating earnings available to common shareholders divided by allocated equity.

•	Return on allocated equity: net income (loss) available to MetLife, Inc.’s common shareholders divided by allocated equity.

The above measures represent a level of equity consistent with the view that, in the ordinary course of business, we do not plan to sell most investments for the sole purpose of realizing gains or losses. Also refer to the utilization of operating earnings and other financial measures based on operating earnings mentioned above.

•	MetLife, Inc.’s tangible common shareholders’ equity or tangible equity: MetLife, Inc.’s common stockholders’ equity, excluding the net unrealized investment gains (losses) and defined benefit plans adjustment components of AOCI reduced by the impact of goodwill, value of distribution agreements (VODA) and value of customer relationships acquired (VOCRA), all net of income tax.

•	MetLife, Inc.’s tangible common stockholders’ equity, adjusted for total notable items.

•	Operating return on MetLife, Inc.’s tangible common stockholders’ equity: operating earnings available to common shareholders, excluding amortization of VODA and VOCRA, net of income tax, divided by MetLife, Inc.’s average tangible common stockholders’ equity.

•	Return on MetLife, Inc.’s tangible common stockholders’ equity: net income (loss) available to MetLife, Inc.’s common shareholders, excluding goodwill impairment and amortization of VODA and VOCRA, net of income tax, divided by MetLife, Inc.‘s average tangible common stockholders’ equity.

•	Operating return on allocated tangible equity: operating earnings available to common shareholders, excluding amortization of VODA and VOCRA, net of income tax, divided by allocated tangible equity.

•	Return on allocated tangible equity: net income (loss) available to MetLife, Inc.’s common shareholders, excluding amortization of VODA and VOCRA, net of income tax, divided by allocated tangible equity.

The above measures are, when considered in conjunction with regulatory capital ratios, a measure of capital adequacy.

The following additional information is relevant to an understanding of MetLife’s performance results:

•	Operating expense ratio: calculated by dividing operating expenses (other expenses, net of capitalization of DAC) by operating premiums, fees and other revenues.

•	Statistical sales information for the U.S. MetLife Holdings and Brighthouse Financial segments: calculated (i) for life sales using the LIMRA definition of sales for core direct sales, excluding company-sponsored internal exchanges, corporate-owned life insurance, bank-owned life insurance, and private placement variable universal life insurance, and (ii) annuity sales consist of statutory premiums, excluding company sponsored internal exchanges. Sales statistics do not correspond to revenues under GAAP, but are used as relevant measures of business activity.

•	Statistical sales information for Latin America, Asia and EMEA: calculated using 10% of single-premium deposits (mainly from retirement products such as variable annuity, fixed annuity and pensions), 20% of single-premium deposits from credit insurance and 100% of annualized full-year premiums and fees from recurring-premium policy sales of all products (mainly from risk and protection products such as individual life, accident & health and group). Sales statistics do not correspond to revenues under GAAP, but are used as relevant measures of business activity.

•	All comparisons on a constant currency basis reflect the impact of changes in foreign currency exchange rates and are calculated using the average foreign currency exchange rates for the current period and are applied to each of the comparable periods.

•	Volume growth, as discussed in the context of business growth, is the period over period percentage change in operating earnings available to common shareholders attributable to operating premiums, fees and other revenues and assets under management levels, applying a model in which certain margins and factors are held constant. The most significant of such items are underwriting margins, investment margins, changes in equity market performance, expense margins and the impact of changes in foreign currency exchange rates.

•	Asymmetrical and non-economic accounting refer to: (i) the portion of net derivative gains (losses) on embedded derivatives attributable to the inclusion of MetLife’s credit spreads in the liability valuations, (ii) hedging activity that generates net derivative gains (losses) and creates fluctuations in net income because hedge accounting cannot be achieved and the item being hedged does not a have an offsetting gain or loss recognized in earnings, (iii) inflation-indexed benefit adjustments associated with contracts backed by inflation-indexed investments and amounts associated with periodic crediting rate adjustments based on the total return of a contractually referenced pool of assets and other pass through adjustments, and (iv) impact of changes in foreign currency exchange rates on the re-measurement of foreign denominated unhedged funding agreements and financing transactions to the U.S. dollar and the re-measurement of certain liabilities from non-functional currencies to functional currencies. MetLife believes that excluding the impact of asymmetrical and non-economic accounting from total GAAP results enhances investor understanding of MetLife’s performance by disclosing how these accounting practices affect reported GAAP results.

•	MetLife uses a measure of free cash flow to facilitate an understanding of its ability to generate cash for reinvestment into its businesses or use in non-mandatory capital actions. MetLife defines free cash flow as the sum of cash available at MetLife’s holding companies from dividends from operating subsidiaries, expenses and other net flows of the holding companies (including capital contributions to subsidiaries), and net contributions from debt to be at or below target leverage ratios. This measure of free cash flow is prior to capital actions, such as common stock dividends and repurchases, debt reduction and mergers and acquisitions. Free cash flow should not be viewed as a substitute for net cash provided by (used in) operating activities calculated in accordance with GAAP. The free cash flow ratio is typically expressed as a percentage of annual operating earnings available to common shareholders.

Forward-Looking Statements

This news release may contain or incorporate by reference information that includes or is based upon forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give expectations or forecasts of future events. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning, or are tied to future periods, in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, trends in operations and financial results.

Any or all forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining the actual future results of MetLife, Inc., its subsidiaries and affiliates. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance. Actual results could differ materially from those expressed or implied in the forward-looking statements. Risks, uncertainties, and other factors that might cause such differences include the risks, uncertainties and other factors identified in MetLife, Inc.’s filings with the U.S. Securities and Exchange Commission. These factors include: (1) difficult conditions in the global capital markets; (2) increased volatility and disruption of the global capital and credit markets, which may affect our ability to meet liquidity needs and access capital, including through our credit facilities, generate fee income and market-related revenue and finance statutory reserve requirements and may require us to pledge collateral or make payments related to declines in value of specified assets, including assets supporting risks ceded to certain of our captive reinsurers or hedging arrangements associated with those risks; (3) exposure to global financial and capital market risks, including as a result of the United Kingdom’s notice of withdrawal from the European Union, other disruption in Europe and possible withdrawal of one or more countries from the Euro zone; (4) impact on us of comprehensive financial services regulation reform, including potential regulation of MetLife, Inc. as a non-bank systemically important financial institution, or otherwise; (5) numerous rulemaking initiatives required or permitted by the Dodd-Frank Wall Street Reform and Consumer Protection Act which may impact how we conduct our business, including those compelling the liquidation of certain financial institutions; (6) regulatory, legislative or tax changes relating to our insurance, international, or other operations that may affect the cost of, or demand for, our products or services, or increase the cost or administrative burdens of providing benefits to employees; (7) adverse results or other consequences from litigation, arbitration or regulatory investigations; (8) unanticipated or adverse developments that could delay, prevent or otherwise adversely affect the separation of the Brighthouse Financial segment (“Brighthouse Financial”) or our achieving expected operational or other benefits of such separation; (9) our equity market exposure to Brighthouse Financial, Inc. (“Brighthouse”) following the Separation; (10) liabilities, losses or indemnification obligations arising from our transitional services, investment management or tax arrangements or other agreements with Brighthouse or its subsidiaries; (11) delay or failure to complete the separation of Brighthouse Financial which may require us to fund the redemption of certain Brighthouse debt obligations; (12) failure of the separation of Brighthouse Financial to qualify for intended tax-free treatment; (13) our ability to address difficulties, unforeseen liabilities, asset impairments, or rating agency actions arising from (a) business acquisitions and integrating and managing the growth of such acquired businesses, (b) dispositions of businesses via sale, initial public offering, spin-off or otherwise, including failure to achieve projected operational benefit from such transactions and any restrictions, liabilities, losses or indemnification obligations arising from any transitional services or tax arrangements related to the separation of any business, or from the failure of such a separation to qualify for any intended tax-free treatment, (c) entry into joint ventures, or (d) legal entity reorganizations; (14) potential liquidity and other risks resulting from our participation in a securities lending program and other transactions, including any separated business’ incurrence of debt in connection with such a separation; (15) investment losses and defaults, and changes to investment valuations; (16) changes in assumptions related to investment valuations, deferred policy acquisition costs, deferred sales inducements, value of business acquired or goodwill; (17) impairments of goodwill and realized losses or market value impairments to illiquid assets; (18) defaults on our mortgage loans; (19) the defaults or deteriorating credit of other financial institutions that could adversely affect us; (20) economic, political, legal, currency and other risks relating to our international operations, including with respect to fluctuations of exchange rates; (21) downgrades in our claims paying ability, financial strength or credit ratings; (22) a deterioration in the experience of the closed block established in connection with the reorganization of Metropolitan Life Insurance Company; (23) availability and effectiveness of reinsurance, hedging or indemnification arrangements, as well as any default or failure of counterparties to perform; (24) differences between actual claims experience and underwriting and reserving assumptions; (25) ineffectiveness of risk management policies and procedures; (26) catastrophe losses; (27) increasing cost and limited market capacity for statutory life insurance reserve financings; (28) heightened competition, including with respect to pricing, entry of new competitors, consolidation of distributors, the development of new products by new and existing competitors, and for personnel; (29) exposure to losses related to variable annuity guarantee benefits, including from significant and sustained downturns or extreme volatility in equity markets, reduced interest rates, unanticipated policyholder behavior, mortality or longevity, and any adjustment for nonperformance risk; (30) legal, regulatory and other restrictions affecting MetLife,

Inc.’s ability to pay dividends and repurchase common stock; (31) MetLife, Inc.’s and its subsidiary holding companies’ primary reliance, as holding companies, on dividends from its subsidiaries to meet its free cash flow targets and debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends; (32) the possibility that MetLife, Inc.’s Board of Directors may influence the outcome of stockholder votes through the voting provisions of the MetLife Policyholder Trust; (33) changes in accounting standards, practices and/or policies; (34) increased expenses relating to pension and postretirement benefit plans, as well as health care and other employee benefits; (35) inability to protect our intellectual property rights or claims of infringement of the intellectual property rights of others; (36) difficulties in marketing and distributing products through our distribution channels; (37) provisions of laws and our incorporation documents may delay, deter or prevent takeovers and corporate combinations involving MetLife; (38) the effects of business disruption or economic contraction due to disasters such as terrorist attacks, cyberattacks, other hostilities, or natural catastrophes, including any related impact on the value of our investment portfolio, our disaster recovery systems, cyber- or other information security systems and management continuity planning; (39) any failure to protect the confidentiality of client information; (40) the effectiveness of our programs and practices in avoiding giving our associates incentives to take excessive risks; and (41) other risks and uncertainties described from time to time in MetLife, Inc.’s filings with the U.S. Securities and Exchange Commission.

MetLife, Inc. does not undertake any obligation to publicly correct or update any forward-looking statement if MetLife, Inc. later becomes aware that such statement is not likely to be achieved. Please consult any further disclosures MetLife, Inc. makes on related subjects in reports to the U.S. Securities and Exchange Commission.

MetLife, Inc.

GAAP Interim Condensed Consolidated Statements of Operations

(Unaudited)

(In millions)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenues
Premiums	$9,935	$9,417	$19,250	$19,110
Universal life and investment-type product policy fees	2,302	2,286	4,604	4,630
Net investment income	4,959	4,887	10,155	9,446
Other revenues	382	487	756	974
Net investment gains (losses)	104	266	112	281
Net derivative gains (losses)	(437)	(2,099)	(1,363)	(764)

Total revenues	17,245	15,244	33,514	33,677

			.
Expenses
Policyholder benefits and claims	10,302	10,274	20,161	19,952
Interest credited to policyholder account balances	1,562	1,500	3,274	2,826
Policyholder dividends	320	324	637	639
Capitalization of DAC	(821)	(915)	(1,617)	(1,896)
Amortization of DAC and VOBA	704	121	1,237	1,116
Amortization of negative VOBA	(38)	(67)	(81)	(166)
Interest expense on debt	295	306	591	618
Other expenses	3,919	3,801	7,493	7,766

Total expenses	16,243	15,344	31,695	30,855

Income (loss) from continuing operations before provision for income tax	1,002	(100)	1,819	2,822
Provision for income tax expense (benefit)	115	(214)	103	505

Income (loss) from continuing operations, net of income tax	887	114	1,716	2,317
Income (loss) from discontinued operations, net of income tax	—	—	—	—

Net income (loss)	887	114	1,716	2,317
Less: Net income (loss) attributable to noncontrolling interests	3	4	6	6

Net income (loss) attributable to MetLife, Inc.	884	110	1,710	2,311
Less: Preferred stock dividends	46	46	52	52

Net income (loss) available to MetLife, Inc.’s common shareholders	$838	$64	$1,658	$2,259

See footnotes on last page.

MetLife, Inc.

(Unaudited)

(In millions, except per share data)

	For the Three Months Ended				For the Six Months Ended
	June 30,				June 30,
	2017		2016		2017		2016
		Earnings Per Weighted Average Common Shares Diluted (1)		Earnings Per Weighted Average Common Shares Diluted (1)		Earnings Per Weighted Average Common Shares Diluted (1)		Earnings Per Weighted Average Common Shares Diluted (1)
Reconciliation to Operating Earnings Available to Common Shareholders
Net income (loss) available to MetLife, Inc.’s common shareholders	$838	$0.77	$64	$0.06	$1,658	$1.52	$2,259	$2.04

Adjustments from net income (loss) available to common shareholders to operating earnings available to common shareholders:
Less: Net investment gains (losses) (2)	104	0.10	266	0.24	112	0.10	281	0.25
Net derivative gains (losses) (2)	(437)	(0.40)	(2,099)	(1.89)	(1,363)	(1.25)	(764)	(0.69)
Premiums	—	—	—	—	—	—	426	0.38
Universal life and investment-type product policy fees	111	0.10	113	0.10	212	0.19	306	0.28
Net investment income	75	0.07	6	0.01	276	0.25	(141)	(0.13)
Other revenues	5	—	3	—	11	0.01	3	—
Policyholder benefits and claims and policyholder dividends (2)	(272)	(0.25)	(213)	(0.20)	(620)	(0.57)	(613)	(0.54)
Interest credited to policyholder account balances	(213)	(0.20)	(186)	(0.17)	(615)	(0.55)	(211)	(0.19)
Capitalization of DAC	—	—	—	—	—	—	105	0.09
Amortization of DAC and VOBA (2)	140	0.13	894	0.81	452	0.41	780	0.71
Amortization of negative VOBA	3	—	6	0.01	6	0.01	38	0.03
Interest expense on debt	(1)	—	(3)	—	(1)	—	(3)	—
Other operating expenses	(343)	(0.32)	(142)	(0.13)	(449)	(0.41)	(397)	(0.36)
Goodwill impairment	—	—	—	—	—	—	—	—
Provision for income tax (expense) benefit (2)	262	0.24	499	0.45	690	0.63	202	0.18
Add: Net income (loss) attributable to noncontrolling interests	3	—	4	—	6	0.01	6	—

Operating earnings available to common shareholders	1,407	1.30	924	0.83	2,953	2.71	2,253	2.03
Less: Total notable items (3)	(41)	(0.04)	(486)	(0.44)	(102)	(0.09)	(607)	(0.55)

Operating earnings available to common shareholders, adjusted for total notable items (3)	$1,448	$1.34	$1,410	$1.27	$3,055	$2.80	$2,860	$2.58

Operating earnings available to common shareholders on a constant currency basis	$1,407	$1.30	$913	$0.82	$2,953	$2.71	$2,233	$2.01
Operating earnings available to common shareholders, adjusted for total notable items, on a constant currency basis (3)	$1,448	$1.34	1,399	$1.26	$3,055	$2.80	2,839	$2.56
Weighted average common shares outstanding - diluted		1,082.1		1,109.1		1,090.4		1,108.9

	For the Three Months Ended
	June 30,
Asymmetrical and Non-Economic Accounting	2017	2016
Net income (loss) available to MetLife’s, Inc.’s common shareholders	$838	$64

Adjustments for asymmetrical and non-economic accounting:
Less: Net derivative gains (losses)	(114)	1,487
Net investment gains (losses)	(63)	141
Other Adjustments	(26)	218

Net income (loss) available to MetLife Inc.’s common shareholders, excluding asymmetrical and non-economic accounting	$1,041	$(1,782)

See footnotes on last page.

MetLife, Inc.

(Unaudited)

(In millions)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Premiums, Fees and Other Revenues
Total premiums, fees and other revenues	$12,619	$12,190	$24,610	$24,714
Less: Unearned revenue adjustments	10	9	10	34
GMIB fees	101	104	202	205
Settlement of foreign currency earnings hedges	5	3	11	(1)
Divested businesses and Lag elimination (4)	—	—	—	497

Total operating premiums, fees and other revenues	$12,503	$12,074	$24,387	$23,979

Net Investment Income
Net investment income	$4,959	$4,887	$10,155	$9,446
Less: Investment hedge adjustments	(141)	(188)	(355)	(409)
Operating joint venture adjustments	1	—	—	5
Unit-linked contract income	214	191	630	94
Securitization entities income	1	3	1	3
Divested businesses and Lag elimination (4)	—	—	—	166

Net investment income, as reported on an operating basis	$4,884	$4,881	$9,879	$9,587

Revenues and Expenses
Total revenues	$17,245	$15,244	$33,514	$33,677
Less: Net investment (gains) losses	104	266	112	281
Less: Net derivative (gains) losses	(437)	(2,099)	(1,363)	(764)
Less: Adjustments related to net investment gains (losses) and net derivative gains (losses)	10	9	10	34
Less: Other adjustments to revenues:
GMIB fees	101	104	202	205
Investment hedge adjustments	(141)	(188)	(355)	(409)
Operating joint venture adjustments	1	—	—	5
Unit-linked contract income	214	191	630	94
Securitization entities income	1	3	1	3
Settlement of foreign currency earnings hedges	5	3	11	(1)
Divested businesses and Lag elimination (4)	—	—	—	663

Total operating revenues	$17,387	$16,955	$34,266	$33,566

Total expenses	$16,243	$15,344	$31,695	$30,855
Less: Adjustments related to net investment (gains) losses and net derivative (gains) losses	(154)	(1,087)	(395)	(1,081)
Less: Goodwill impairment	—	—	—	—
Less: Other adjustments to expenses:
Inflation and pass through adjustments	62	66	88	137
GMIB costs and amortization of DAC and VOBA related to GMIB fees and GMIB costs	218	330	463	372
Market value adjustments and amortization of DAC, VOBA and negative VOBA related to market value adjustments	3	4	6	11
PAB hedge adjustments	—	—	—	1
Unit-linked contract costs	213	186	615	109
Securitization entities debt expense	1	3	1	3
Noncontrolling interest	(3)	(4)	(7)	(9)
Regulatory implementation costs	—	—	—	—
Acquisition, integration and other costs	14	16	22	22
Divested businesses and Lag elimination (4)	332	130	434	736

Total operating expenses	$15,557	$15,700	$30,468	$30,554

See footnotes on last page.

MetLife, Inc.

(Unaudited)

	June 30,
Book Value (5)	2017	2016
Book value per common share	$63.37	$70.18
Less: Net unrealized investment gains (losses), net of income tax	14.15	18.78
Defined benefit plans adjustment, net of income tax	(1.81)	(1.80)

Book value per common share, excluding AOCI other than FCTA	51.03	53.20
Less: Goodwill, net of income tax	8.68	8.79
VODA and VOCRA, net of income tax	0.35	0.43

Book value per common share - tangible common stockholders’ equity	$42.00	$43.98

Common shares outstanding, end of period (In millions)	1,063.5	1,098.8

	For the Three Months Ended
	June 30, (6)
Return on Equity (7)	2017	2016
Return on MetLife, Inc.’s:
Common stockholders’ equity	5.0%	0.3%
Common stockholders’ equity, excluding AOCI other than FCTA	6.2%	0.4%
Tangible common stockholders’ equity	7.6%	0.6%

Operating return on MetLife, Inc.’s:
Common stockholders’ equity	8.4%	4.9%
Common stockholders’ equity, excluding AOCI other than FCTA	10.3%	6.3%
Common stockholders’ equity, excluding AOCI other than FCTA, adjusted for total notable items (3), (8)	10.6%	9.6%
Tangible common stockholders’ equity	12.6%	7.7%
Tangible common stockholders’ equity, adjusted for total notable items (3), (8)	13.0%	11.7%

Return on Allocated Equity:
U.S.	21.5%	24.6%
Asia	6.5%	27.9%
Latin America	13.0%	11.1%
EMEA	8.3%	11.8%
MetLife Holdings	1.6%	6.0%

Return on Allocated Tangible Equity:
U.S.	25.0%	27.0%
Asia	10.3%	48.0%
Latin America	22.3%	17.6%
EMEA	13.7%	20.2%
MetLife Holdings	1.9%	6.5%

Operating Return on Allocated Equity:
U.S.	19.5%	16.4%
Asia	9.9%	9.4%
Latin America	21.0%	17.9%
EMEA	9.0%	7.9%
MetLife Holdings	8.4%	(1.2)%

Operating Return on Allocated Tangible Equity:
U.S.	22.7%	18.0%
Asia	15.8%	16.2%
Latin America	36.2%	28.3%
EMEA	14.7%	13.8%
MetLife Holdings	9.4%	(1.1)%

See footnotes on last page.

MetLife, Inc.

Operating Earnings Available to Common Shareholders

(Unaudited)

(In millions)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
U.S.:
Operating earnings available to common shareholders	$499	$443	$1,002	$849
Less: Total notable items (3)	—	(40)	(23)	(118)

Operating earnings available to common shareholders, adjusted for total notable items (3)	$499	$483	$1,025	$967

Operating earnings available to common shareholders on a constant currency basis (9)	$499	$443	$1,002	$849
Operating earnings available to common shareholders, adjusted for total notable items, on a constant currency basis (3), (9)	$499	$483	$1,025	$967

Group Benefits:
Operating earnings available to common shareholders	$203	$185	$397	$327
Less: Total notable items (3)	—	(2)	3	(3)

Operating earnings available to common shareholders, adjusted for total notable items (3)	$203	$187	$394	$330

Operating earnings available to common shareholders on a constant currency basis (9)	$203	$185	$397	$327
Operating earnings available to common shareholders, adjusted for total notable items, on a constant currency basis (3), (9)	$203	$187	$394	$330

Retirement & Income Solutions:
Operating earnings available to common shareholders	$268	$260	$548	$502
Less: Total notable items (3)	—	(23)	17	(48)

Operating earnings available to common shareholders, adjusted for total notable items (3)	$268	$283	$531	$550

Operating earnings available to common shareholders on a constant currency basis (9)	$268	$260	$548	$502
Operating earnings available to common shareholders, adjusted for total notable items, on a constant currency basis (3), (9)	$268	$283	$531	$550

Property & Casualty:
Operating earnings available to common shareholders	$28	$(2)	$57	$20
Less: Total notable items (3)	—	(15)	(43)	(67)

Operating earnings available to common shareholders, adjusted for total notable items (3)	$28	$13	$100	$87

Operating earnings available to common shareholders on a constant currency basis (9)	$28	$(2)	$57	$20
Operating earnings available to common shareholders, adjusted for total notable items, on a constant currency basis (3), (9)	$28	$13	$100	$87

Asia:
Operating earnings available to common shareholders	$310	$259	$605	$564
Less: Total notable items (3)	12	(54)	9	(54)

Operating earnings available to common shareholders, adjusted for total notable items (3)	$298	$313	$596	$618

Operating earnings available to common shareholders on a constant currency basis	$310	$256	$605	$567
Operating earnings available to common shareholders, adjusted for total notable items, on a constant currency basis (3)	$298	$310	$596	$620

Latin America:
Operating earnings available to common shareholders	$154	$137	$297	$288
Less: Total notable items (3)	—	(2)	(1)	(15)

Operating earnings available to common shareholders, adjusted for total notable items (3)	$154	$139	$298	$303

Operating earnings available to common shareholders on a constant currency basis	$154	$135	$297	$278
Operating earnings available to common shareholders, adjusted for total notable items, on a constant currency basis (3)	$154	$137	$298	$293

EMEA:
Operating earnings available to common shareholders	$72	$64	$147	$127
Less: Total notable items (3)	—	—	—	—

Operating earnings available to common shareholders, adjusted for total notable items (3)	$72	$64	$147	$127

Operating earnings available to common shareholders on a constant currency basis	$72	$58	$147	$114
Operating earnings available to common shareholders, adjusted for total notable items, on a constant currency basis (3)	$72	$58	$147	$114

MetLife Holdings:
Operating earnings available to common shareholders	$235	$(33)	$620	$234
Less: Total notable items (3)	(40)	(304)	37	(312)

Operating earnings available to common shareholders, adjusted for total notable items (3)	$275	$271	$583	$546

Operating earnings available to common shareholders on a constant currency basis (9)	$235	$(33)	$620	$234
Operating earnings available to common shareholders, adjusted for total notable items, on a constant currency basis (3), (9)	$275	$271	$583	$546

Corporate & Other:
Operating earnings available to common shareholders	$(146)	$(243)	$(245)	$(433)
Less: Total notable items (3)	(31)	1	(100)	(3)

Operating earnings available to common shareholders, adjusted for total notable items (3)	$(115)	$(244)	$(145)	$(430)

Operating earnings available to common shareholders on a constant currency basis (9)	$(146)	$(243)	$(245)	$(433)
Operating earnings available to common shareholders, adjusted for total notable items, on a constant currency basis (3), (9)	$(115)	$(244)	$(145)	$(430)

Brighthouse Financial (7):
Operating earnings available to common shareholders	$283	$297	$527	$624
Less: Total notable items (3)	18	(87)	(24)	(105)

Operating earnings available to common shareholders, adjusted for total notable items (3)	$265	$384	$551	$729

Operating earnings available to common shareholders on a constant currency basis (9)	$283	$297	$527	$624
Operating earnings available to common shareholders, adjusted for total notable items, on a constant currency basis (3), (9)	$265	$384	$551	$729

See footnotes on last page.

MetLife, Inc.

(Unaudited)

(1)	Operating earnings available to common shareholders is calculated on a standalone basis and may not equal the sum of operating earnings available to common shareholders, adjusted for total notable items and total notable items.
(2)	The impacts of asymmetrical and non-economic accounting on operating earnings for the three months ended June 30, 2017 are as follows: i) Net investment gains (losses) - ($97) million; ii) Net derivative gains (losses) - ($157) million; iii) Inflation and pass through adjustments - ($62) million; iv) Amortization of DAC and VOBA - $22 million; and v) Provision for income tax (expense) benefit - $104 million.
(3)	Notable Items reflect the unexpected impact of events that affect the Company’s results, but that were unknown and that the Company could not anticipate when it devised its Business Plan. Notable Items also include certain items regardless of the extent anticipated in the Business Plan, such as 2017 expense initiative costs, to help investors have a better understanding of Company results and to evaluate and forecast those results. Notable Items can affect the Company’s results either positively or negatively.
(4)	For the six months ended June 30, 2016, Divested businesses and Lag elimination includes adjustments related to the financial impact of converting MetLife’s Japan operations to calendar year end reporting without retrospective application of this change to prior periods.
(5)	Book values exclude $2,066 million of equity related to preferred stock at both June 30, 2017 and 2016.
(6)	Annualized using quarter-to-date results.
(7)	Brighthouse Financial segment results are not indicative of Brighthouse Financial, Inc. and related companies on a combined basis; therefore, return on equity calculations for the Brighthouse Financial segment are not presented.
(8)	Adjusted for total notable items for the reported periods presented in calculating the ratios.
(9)	Amounts on a reported basis, as constant currency impact is not significant.